EXHIBIT 99.1

News Release

First Solar, Inc. Announces Second Quarter 2018 Financial Results

•	Net sales of $309 million

•	Net loss per share of $(0.46)

•	Cash and marketable securities of $3.1 billion, net cash of $2.7 billion

•	YTD net bookings of 4.1GWDC; 0.9GWDC booked since prior earnings call

•	Series 6 commercial shipments commenced from second factory location

•	Maintain 2018 EPS guidance and raise 2018 net cash guidance

TEMPE, Ariz., July 26, 2018 – First Solar, Inc. (Nasdaq: FSLR) today announced financial results for the second quarter of 2018. Net sales for the second quarter were $309 million, a decrease of $258 million from the prior quarter due to lower system and third-party module sales. Second quarter system sales were impacted by the timing of certain project sales, which are now anticipated to close in the second half of the year.

The Company reported a second quarter loss per share of $(0.46), compared to earnings per share of $0.78 in the first quarter of 2018. Net income decreased compared to the prior quarter primarily due to lower revenue and a decrease in gross margin.

Cash and marketable securities at the end of the second quarter increased to $3.1 billion from $2.9 billion at the end of the first quarter. The increase primarily resulted from proceeds received from the sale of the Company’s interests in 8point3 Energy Partners, partially offset by ongoing capital investment in Series 6 manufacturing capacity.

“We have taken another important step forward in our Series 6 transition with the first commercial shipments from our Malaysia factory,” said Mark Widmar, CEO of First Solar. “With two factories now producing Series 6 modules and a third factory on the cusp of starting production we have made significant progress during the past quarter. Customer demand for our Series 6 product continues to be solid with nearly 900 megawatts of new contracts signed since our last earnings update. With year-to-date bookings of 4.1GWDC and total contracted volume of 10.9GWDC that extends to the end of 2020, we continue to have good visibility to future demand.”

2018 guidance was updated to reflect a narrower expected range of net sales and a decrease in gross margin primarily due to near-term increases in Series 6 module cost per watt. Earnings per share guidance is unchanged as a result of lower operating expenses and other items offsetting the revised gross margin forecast. The complete update to the guidance ranges is as follows:

2018 GAAP Guidance	Prior	Current
Net Sales	$2.45B to $2.65B	$2.5B to $2.6B
Gross Margin % (1)	21.5% to 22.5%	20.5% to 21.5%
Operating Expenses (2)	$400M to $410M	$390M to $400M
Operating Income	$130M to $180M	$120M to $160M
Earnings per Share	$1.50 to $1.90	$1.50 to $1.90
Net Cash Balance (3)	$2.0B to $2.2B	$2.2B to $2.4B
Operating Cash Flow	$0M to $100M	$100M to $200M
Capital Expenditures	$850M to $950M	$800M to $900M
Shipments	2.9GW to 3.0GW	2.8GW to 2.9GW

www.firstsolar.com

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(1)	Includes approximately $60 million of ramp penalty costs

(2)	Includes approximately $120 million of production start-up expense

(3)	Defined as cash and marketable securities less expected debt at the end of 2018

First Solar has scheduled a conference call for today, July 26, 2018 at 4:30 p.m. ET to discuss this announcement. A live webcast of this conference call is available at investor.firstsolar.com. An audio replay of the conference call will also be available approximately two hours after the conclusion of the call. The audio replay will remain available until August 2, 2018 at 7:30 p.m. ET and can be accessed by dialing 888-203-1112 if you are calling from within the United States or 719-457-0820 if you are calling from outside the United States and entering the replay pass code 6703587. A replay of the webcast will be available on the Investors section of the Company’s website approximately two hours after the conclusion of the call and will remain available for approximately 90 calendar days.

About First Solar, Inc.

First Solar is a leading global provider of comprehensive photovoltaic (“PV”) solar systems which use its advanced module and system technology. The Company's integrated power plant solutions deliver an economically attractive alternative to fossil-fuel electricity generation today. From raw material sourcing through end-of-life module recycling, First Solar’s renewable energy systems protect and enhance the environment. For more information about First Solar, please visit www.firstsolar.com.

For First Solar Investors

This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical fact, are forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning: our financial guidance for 2018; the transition to Series 6 module manufacturing in 2018; and our business and financial objectives for 2018. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events and therefore speak only as of the date of this release. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason, whether as a result of new information, future developments or otherwise. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to: structural imbalances in global supply and demand for PV solar modules; the market for renewable energy, including solar energy; our competitive position and other key competitive factors; reduction, elimination, or expiration of government subsidies, policies, and support programs for solar energy projects; our ability to execute on our long-term strategic plans; our ability to execute on our solar module technology and cost reduction roadmaps; interest rate fluctuations and both our and our customers’ ability to secure financing; our ability to attract new customers and to develop and maintain existing customer and supplier relationships; our ability to successfully develop and complete our systems business projects; our ability to convert existing production facilities to support new product lines, such as Series 6 module manufacturing; general economic and business conditions, including those influenced by U.S., international, and geopolitical events; environmental responsibility, including with respect to cadmium telluride (“CdTe”) and other semiconductor materials; claims under our limited warranty obligations; changes in, or the failure to comply with, government regulations and environmental, health, and safety requirements; effects resulting from pending litigation; future collection and recycling costs for solar modules covered by our module collection and recycling program; our ability to protect our intellectual property; our ability to prevent and/or minimize the impact of cyber-attacks or other breaches of our information systems; our continued investment in research and development; the supply and price of components and raw materials, including CdTe; our ability to attract and retain key executive officers and associates; and the matters discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” of our most recent Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q, as supplemented by our other filings with the Securities and Exchange Commission.

www.firstsolar.com

Contacts

First Solar Investors
Steve Haymore
602-414-9315
stephen.haymore@firstsolar.com

First Solar Media
Steve Krum
602-427-3359
steve.krum@firstsolar.com

www.firstsolar.com

FIRST SOLAR, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	June 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$2,024,491	$2,268,534
Marketable securities	1,110,421	720,379
Accounts receivable trade, net	125,379	211,797
Accounts receivable, unbilled and retainage	177,711	174,608
Inventories	234,201	172,370
Balance of systems parts	72,411	28,840
Project assets	62,475	77,931
Notes receivable, affiliate	21,398	20,411
Prepaid expenses and other current assets	157,553	157,902
Total current assets	3,986,040	3,832,772
Property, plant and equipment, net	1,484,177	1,154,537
PV solar power systems, net	316,564	417,108
Project assets	500,863	424,786
Deferred tax assets, net	93,730	51,417
Restricted cash and investments	332,043	424,783
Equity method investments	8,110	217,230
Goodwill	14,462	14,462
Intangibles assets, net	77,095	80,227
Inventories	119,160	113,277
Note receivable, affiliate	—	48,370
Other assets	93,448	85,532
Total assets	$7,025,692	$6,864,501
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$161,139	$120,220
Income taxes payable	29,822	19,581
Accrued expenses	381,053	366,827
Current portion of long-term debt	7,741	13,075
Deferred revenue	199,482	81,816
Other current liabilities	36,175	48,757
Total current liabilities	815,412	650,276
Accrued solar module collection and recycling liability	166,837	166,609
Long-term debt	448,554	380,465
Other liabilities	484,061	568,454
Total liabilities	1,914,864	1,765,804
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value per share; 500,000,000 shares authorized; 104,797,535 and 104,468,460 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	105	104
Additional paid-in capital	2,809,272	2,799,107
Accumulated earnings	2,331,688	2,297,227
Accumulated other comprehensive (loss) income	(30,237)	2,259
Total stockholders’ equity	5,110,828	5,098,697
Total liabilities and stockholders’ equity	$7,025,692	$6,864,501

www.firstsolar.com

FIRST SOLAR, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Net sales	$309,318	$567,265	$623,326	$876,583	$1,515,117
Cost of sales	317,376	394,467	512,433	711,843	1,320,040
Gross (loss) profit	(8,058)	172,798	110,893	164,740	195,077
Operating expenses:
Selling, general and administrative	50,854	41,126	48,957	91,980	97,156
Research and development	20,370	20,324	21,341	40,694	44,140
Production start-up	24,352	37,084	8,381	61,436	9,531
Restructuring and asset impairments	—	—	18,286	—	38,317
Total operating expenses	95,576	98,534	96,965	194,110	189,144
Operating (loss) income	(103,634)	74,264	13,928	(29,370)	5,933
Foreign currency gain (loss), net	2,422	(2,517)	(2,444)	(95)	(2,198)
Interest income	16,865	11,824	7,555	28,689	13,972
Interest expense, net	(6,065)	(5,182)	(6,374)	(11,247)	(15,543)
Other (loss) income, net	(4,328)	17,934	(2,699)	13,606	23,162
(Loss) income before taxes and equity in earnings	(94,740)	96,323	9,966	1,583	25,326
Income tax benefit (expense)	6,164	(11,625)	40,028	(5,461)	34,349
Equity in earnings, net of tax	40,085	(1,747)	1,969	38,338	1,417
Net (loss) income	$(48,491)	$82,951	$51,963	$34,460	$61,092

Net (loss) income per share:
Basic	$(0.46)	$0.79	$0.50	$0.33	$0.59
Diluted	$(0.46)	$0.78	$0.50	$0.32	$0.58
Weighted-average number of shares used in per share calculations:
Basic	104,776	104,550	104,338	104,664	104,221
Diluted	104,776	106,305	104,611	106,234	104,511

www.firstsolar.com